Interim Services Agreement

Effective date of this Agreement is September 1, 2020

Lance Dalton

President

NewBridge Global Ventures, Inc.

Lance@newbridgegv.com

Dear Lance:

Rob Summers (“Summers,” “me,” “I”) is pleased that NewBridge Global Ventures, Inc. (“Corporation,” “you” or “your”) has selected me to provide you with outsourced interim services.  The services (the “Services”) and fees will be more particularly described on the Schedule attached hereto and will be provided by me.

Engagement.  You will be solely responsible for providing me day-to-day guidance, supervision, direction, assistance and other information necessary for the successful and timely completion of the Services.  I will have no oversight, control, or authority over the Corporation or its employees.  The Corporation acknowledges that it is solely responsible for the sufficiency of the Services for its purposes.  If not you, the Corporation will designate a management-level individual to be responsible for overseeing the Services, and I will report directly to such individual with respect to the provision of the Services.  The Corporation will not permit or require me to be the ultimate decision making authority for any material decision relating to your business.

Fees and Expenses.  You will pay me the fees set forth on the applicable Schedule.  In addition, you will reimburse me directly for all travel and out-of-pocket expenses incurred in connection with this agreement.

Payment Terms.  Payments to me are in the form of Corporate common stock as described on the Schedule attached.

Effective Date and Termination.  This agreement will be effective as of September, 2020.  In the event that a party commits a breach of this agreement (including any Schedule) and fails to cure the same within 5 days following delivery by the non-breaching party of written notice specifying the nature of the breach, the non-breaching party may terminate this agreement or the applicable Schedule effective upon written notice of such termination.  The termination rights set forth in this Section are in addition to and not in lieu of the termination rights set forth in each of the Schedules.

Governing Law, Mediation and Witness Fees.

(a)This agreement will be governed by and construed in accordance with the laws of the State of Utah.

(b)In the event any dispute or controversy arises between me and the Corporation relating to the terms and conditions of this Agreement, or the alleged breach thereof, I agree and the Corporation agrees that prior to initiating any action in connection with such dispute or controversy we shall submit the dispute or controversy to non-binding mediation to be conducted in Utah under the Commercial Mediation Rules of the American Arbitration Association.  Notwithstanding the foregoing agreement to mediate any such dispute or controversy, (a) upon the passage of 30 days from the date such dispute or controversy is submitted to mediation, either party may commence litigation for the purpose of resolving the dispute or controversy, and (b) the foregoing agreement shall not limit the ability of either party to obtain temporary or permanent injunctive relief at any time for the purpose of restraining a party to this Agreement from any continuing or threatened breach of this Agreement.  The parties waive trial by jury in any action, proceeding or counterclaim brought by either of them against the other on all matters arising out of this Agreement.

(c)In the event I am requested or authorized by you or required by government regulation, subpoena, or other legal process to produce documents or appear as witnesses in connection with any action, suit or other proceeding initiated by a third party against you or by you against a third party, you will, so long as I am not a party to the proceeding in which the information is sought, reimburse me for my time (based on customary rates) and expenses incurred in responding to such requests.  This provision is in addition to and not in lieu of any indemnification obligations the Company may have under this agreement.

Miscellaneous.

(a)This agreement together with all Schedules constitutes the entire agreement between us with regard to the subject matter hereof and supersedes any and all agreements, whether oral or written, between us with respect to its subject matter.  No amendment or modification to this agreement will be valid unless in writing and signed by both parties.

(b)If any portion of this agreement is found to be invalid or unenforceable, such provision will be deemed severable from the remainder of this agreement and will not cause the invalidity or unenforceability of the remainder of this agreement, except to the extent that the severed provision deprives either party of a substantial portion of its bargain.

(c)Neither party will be deemed to have waived any rights or remedies accruing under this agreement unless such waiver is in writing and signed by the party electing to waive the right or remedy.  The waiver by any party of a breach or violation of any provision of this agreement will not operate or be construed as a waiver of any subsequent breach of such provision or any other provision of this agreement.

(d)Neither party will be liable for any delay or failure to perform under this agreement (other than with respect to payment obligations) to the extent such delay or failure is a result of an act of God, war, earthquake, civil disobedience, court order, labor dispute, or other cause beyond such party’s reasonable control.

(e)You may not assign your rights or obligations under this agreement without the express written consent of me.  Nothing in this agreement will confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns and me.

(f)The expiration or termination of this agreement or any Schedule will not destroy or diminish the binding force and effect of any of the provisions of this agreement or any Schedule that expressly, or by reasonable implication, come into or continue in effect on or after such expiration or termination, including, without limitation, provisions relating to payment of fees and expenses (including witness fees and expenses and liquidated damage fees), governing law, arbitration, limitation of liability and indemnity.

(g)You agree to reimburse me for all costs and expenses (including, without limitation, reasonable attorneys’ fees, court costs and arbitration fees) incurred by me in enforcing collection of any monies due under this agreement.

I appreciate the opportunity to serve you and believe this agreement accurately reflects our mutual understanding of the terms upon which the Services will be provided.  I would be pleased to discuss this agreement with you at your convenience.  If the foregoing is in accordance with your understanding, please sign a copy of this agreement and return it to my attention.

Signature Page Follows

_________________________________

Rob Summers

Accepted and agreed:

NewBridge Global Ventures, Inc.

By: __________________________

Name: Lance Dalton

Title: President

Effective Date: September, 1, 2020

Schedule to Interim Services Agreement

This Schedule is entered into in connection with that certain Interim Services Agreement, effective September, 1, 2020 (the “Agreement”), by and between Rob Summers (“Summers,” “me,” “I”) and NewBridge Global Ventures, Inc. (“Corporation,” “you” or “your”) and will be governed by the terms and conditions of the Agreement.

Service Description or Position:  Fulfill responsibilities as directed by the Corporation complete all SEC accounting and reporting and assist with any and all financial reporting and accounting.

Company Supervisor:  Lance Dalton; President of the Corporation and other Corporate managers or Corporate consultants as may be assigned in the future.

Start Date: September, 1 , 2020

Minimum Term: The term for this agreement will be through the termination effective date of August 31, 2021 unless extended by written notice and agreed to by both Parties or terminated by “Summers”.

Termination:

(a)  I will continue to provide the Services until the termination effective date or by me “Summers”.

(b)I may terminate this Schedule immediately upon written notice to the Corporation if the Corporation is engaged in or asks me to engage in or ignore any illegal or unethical activity.  The termination rights set forth in this section are in addition to and not in lieu of the termination rights set forth in the Agreement.

Fees:  You will pay to me a fee of 1,000,000 shares of NewBridge Global Ventures, Inc. common stock par value $0.0001 for my services through termination as set forth in paragraph (a) above.  In addition, you will receive a bonus of $50,000.00 upon the successful closing of the initial Qualified Financing.  The Bonus shall be paid in accordance with the bonus policies and procedures determined by the Board at the time of establishing the bonus objectives; provided that to receive a Bonus, Employee (i) must be employed by the Corporation at the date on which such Bonus is paid by the Corporation and (ii) must not have materially breached this Agreement at any time during the period on which such Bonus is based and continuing until the time of payment of such Bonus.

“Qualified Financing” shall mean additional financing from any third party in the aggregate amount of not less than Two Million Five Hundred Thousand Dollars ($2,500,000).

Billings:  Fees will be considered fully paid upon the issuance of the common stock.

Out of pocket costs will be billed weekly or as needed.  Any anticipated out of pocket costs over $1,000 will be discussed prior to incurring those costs.

In the event of a conflict between the terms and conditions of this Schedule and the Agreement, the terms and conditions of the Agreement will control.

Rob SummersNewBridge Global Ventures, Inc.

____________________________By: _________________________

Name: Lance Dalton

IndividualTitle: President

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